Exhibit 10.7

CONFIDENTIAL EXECUTIVE SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Severance Agreement and General Release of Claims (“Agreement”) is made by and between Eco Building Products, Inc., a Colorado Corporation (the “Company”) and Steve Conboy (“Employee”), collectively (the “Parties”), with respect to the following facts:

Employee is employed by the Company as its President and Chief Executive Officer and as Chairman of the Company’s Board of Directors. Employee’s employment with the Company will terminate and he will resign as a member of the Board of Directors effective June 15, 2015.

The Company wishes to assist Employee’s transition. To facilitate this transition, the Company is offering Employee the benefits described below if Employee executes this Agreement within 21 days after receipt.

This Agreement is presented to Employee on June 15, 2015.

THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, it is agreed by and between the undersigned as follows:

1. Severance Payment and Benefits.

1.1 The Company agrees to pay Employee a Severance Payment of Thirty Seven Thousand and Five Hundred Dollars ($37,500) (the “Payment”) to which the Employee is not otherwise entitled, less all appropriate federal and state tax withholdings. The Payment will be made in three (3) equal installments of Twelve Thousand Five Hundred Dollars ($12,500) each, payments made 30, 60 and 90 days after the Effective Date of this Agreement.

1.2 The Company will issue Employee an option to purchase shares of Common Stock equal to one percent (1%) of the total number of shares of common stock outstanding on the date of the grant (the “Conboy Options”). The Conboy Options shall have an exercise price equal to the closing bid price on the date of grant, expiration date of 10 years from the date of issuance and shall vest as follows: (i) fifty percent (50%) of the option award will vest upon the Effective Date of this Agreement, and (ii) the remaining fifty percent (50%) of the option award will vest six (6) months after the Effective Date of this Agreement, provided that the Employee has not breached any provision of this Agreement.

1.3 The Company will enter into the Consulting Agreement with the Employee, in such form and substance as attached as Attachment A hereto. Pursuant to the Consulting Agreement, the Company shall agree to pay Employee the amount of Three Hundred Fifty Dollars ($350) per day for any consulting services agreed to after June 15, 2015 as requested in writing by the Company.

1.4 Employee acknowledges and agrees that these payments and benefits are adequate consideration for the promises and representations made in this Agreement, and that Employee has been paid all other compensation due, including wages, commissions or bonuses, and any other owed compensation of any kind, and any accrued but unpaid wages, commissions, bonuses or owed compensation of any kind is hereby deemed paid and satisfied in full by the consideration provided in this Section 1.

2. Conditions. This Agreement is expressly conditioned upon:

2.1 Employee’s: (a) prompt and orderly transition of all responsibilities to a Board of Directors’ designee; (b) resignation from his positions as President, Chief Executive Officer and Chairman of the Company’s Board of Directors; and (c) tender of his Series A shares for cancellation effective immediately.

2.2 Employee’s return of all Company property, including laptops, cell phones, storage devices, calendars, credit cards, files and any other items issued to or created by Employee, or purchased by Company during the Employee’s employment. This includes the immediate return of all Company vehicles being used by Employee and/or Employee’s family members. In addition, the Employee shall provide the Company with access to any materials, websites, domain names and other marketing and sales material (the “Promotional Materials”) that the Employee controls and shall transfer full title and ownership in those Promotional Materials and shall not alter, change, post any information on the Promotional Materials. All Promotional Materials shall hereinafter be property of the Company whether title is actually transferred or not.

2.3 Employee’s reaffirmation of his obligations under paragraphs 7-10 of his November 1, 2013 Employment Agreement.

2.4 Employee’s agreement to not solicit for employment, or encourage the departure of, any of Company’s employees for a period of one (1) year.

2.5 Employee’s agreement that, except for his reaffirmation of paragraphs 7-10 in section 2.3 above, this Agreement supersedes and replaces his November 1, 2013 Employment Agreement in all other respects.

3. Representations. Employee hereby affirmatively represents that he has suffered no workplace injury or illness during his employment.

4. Employee Release.

4.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Company Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. However, this release will not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived, nor is this release intended to restrict Employee’s ability to communicate with any regulatory or law enforcement agency.

4.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

4.3 Employee declares and represents that Employee intends this Agreement to be final, complete, and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4.4 Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.

5. California Civil Code Section 1542 Waiver. Employee agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that he is a “creditor” within the meaning of Section 1542.

6. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Company Released Parties in any court of law. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Company Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee also agrees that Employee will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily become involved in any claims, potential claim or litigation against Employer or Company Released Parties. Employee further agrees that Employee will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against Employer or Company Released Parties to the fullest extent permitted by law. This provision is not intended to prevent or restrict Employee from responding to a legally-issued subpoena from a court of competent jurisdiction.

7. No Admissions. By entering into this Agreement, the Company Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.

8. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

i. Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

ii. Employee is advised that Employee should consult with an attorney before executing this Agreement, and Employee acknowledges that Employee has obtained and considered any legal advice Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

iii. Employee acknowledges that Employee has been given at least 21 days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 21-day period.

iv. If Employee accepts the Agreement, Employee shall deliver a signed copy to Tom Comery as a member of the Board of Directors as soon as practical but no later than 21 days after receipt of the Agreement. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement, or as soon thereafter as Employee satisfies the conditions expressed in paragraph 2 above. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven days after the date Employee signs it. Employee’s revocation must be in writing and received by Tom Comery as member of the Board of Directors by 5:00 p.m. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this Agreement becomes binding and enforceable on the eighth day (the “Effective Date”). The Severance Payment will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.

v. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

9. Severability. If any provision of this Agreement is deemed unenforceable by a court of competent jurisdiction, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties will receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10. Confidentiality. In further consideration of the agreements and covenants contained in this Agreement, Employee agrees that the terms and conditions of this Agreement, as well as the discussions which led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Information”) shall remain confidential. Employee shall not disclose this Confidential Information to any other person, with the exception of Employee’s tax advisors and attorneys who have need to know of the settlement. If released to any such persons or entities, Employee shall advise the person or entity that the information is confidential and is to remain confidential to the fullest extent possible under the law. Employee acknowledges that this confidentiality requirement is a material term of this Agreement and that the Company would not have entered into this Agreement without Employee’s agreement to comply with these confidentiality obligations. Accordingly, any breach of this confidentiality clause by Employee is a material breach of this entire agreement.

11. Non-Disparagement. Employee further agrees that Employee will not, orally or in writing, publicly or privately: (a) make or express any comment, view or opinion critical or disparaging of the Company, its parent or subsidiaries, or any of their employees; or (b) authorize any agent or representative to make or express such a comment, view or opinion, except as may be compelled by law. The statements prohibited by this Agreement include, but are not limited to, those made on social media sites such as Facebook, Twitter and LinkedIn, blogs, and message boards, even if posted by pseudonym or anonymously. Employee acknowledges that this non-disparagement requirement is a material term of this Agreement and that the Company would not have entered into this Agreement without Employee’s agreement to comply with these non-disparagement obligations. Accordingly, any breach of this non-disparagement clause by Employee is a material breach of this entire agreement.

12. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Company Released Parties in order to enforce the terms or provisions of this Agreement, the Company Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

13. Integration. This Agreement contains the entire agreement between the Company and Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them.

14. Binding on Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of, Employee’s or the Company’s successors, heirs and/or assigns.

15. No Assignment. The parties warrant and represent that they have not assigned or transferred to any person not a party to this Agreement any released matter or any right to any of the consideration provided by either party pursuant to this Agreement.

16. Modification. This Agreement may be amended only by a written instrument executed by all Parties hereto.

17. Counterparts. This Agreement may be executed in counterparts and shall be binding on all Parties when each has signed an original or copy of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:
Steve Conboy

ECO BUILDING PRODUCTS, INC.

By:	Dated:
Tom Comery
Board of Directors, Board Member

ATTACHMENT A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into by and between ECO BUILDING PRODUCTS, INC. (the “Company”) with a business address of 909 West Vista Way, Vista, CA 92083 and STEVE CONBOY (“Consultant”), (collectively “the Parties”), as of the date both Parties have signed it below.

1. Retention of Services. The Company hereby engages Consultant to provide consulting services on an as-needed basis. All such services shall be performed in a professional and responsible manner, consistent with the Company’s best interests.

2. Term. The term of this Agreement shall be from the date of execution through December 31, 2015, unless sooner terminated in accordance with Paragraph 8 below. This Agreement shall not automatically renew at the end of the term.

3. Compensation.

3.1 Fees. As compensation for the satisfactory performance of all duties to be performed by Consultant hereunder, the Company will pay Consultant fees for services rendered in the gross amount of Three Hundred Fifty Dollars ($350.00) per day for consulting services requested by and rendered to the Company. Consultant will monitor and keep records of the hours spent on this engagement and such records shall be provided to Company on a semi-monthly basis. Adjustment of fees must be approved in writing by both Parties.

3.2 Expenses. Company shall reimburse Consultant for necessary expenses incurred in connection with Consultant’s performance of services under this Agreement. During the term of this Agreement, Consultant shall bill all approved expenses to the Company on a monthly basis and shall provide documentation satisfactory to the Company to support each expense item billed.

4. Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, stock option plans, paid personal leave, or holidays. Consultant shall be entitled to all benefits or privileges provided to Company consultants under any existing Company policy or practice, including but not limited to the right to continue vesting in any stock options granted to the Consultant while previously employed by the Company.

4.1 Authority. Consultant will not be authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of Company or the Board of Directors.

4.2 Licenses and Insurance. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. Consultant assumes all risk connected with work to be performed. Consultant further assumes responsibility for Workers’ Compensation for himself and any employees of Consultant.

4.3 Taxes. Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant’s compensation under this Agreement will not be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law.

4.4 Method of Performing Services; Results. In accordance with Company’s objectives, Consultant will determine the method, details and means of performing the services required by this Agreement. Unless specifically directed by the Company, the Company shall not control the manner or determine the method of performing Consultant’s services. Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of Company.

4.5 Warranties. Consultant warrants that the services to be performed under this Agreement shall be performed in a diligent manner in accordance with applicable industry and professional standards, and that the work product will be free from defects and conform to applicable specifications. Consultant will, at no expense to Company, provide error corrections and make such additions, modifications or adjustments as may be necessary to correct nonconforming work product.

4.6 Workplace, Hours and Instrumentalities. Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine. Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement.

5. Ownership Rights; Inventions; Assignment. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the consulting services provided under this Agreement (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership subject to the Exclusion Notice below. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

5.1 Exclusion Notice. Pursuant to California Labor Code section 2870, the assignment by Consultant of Inventions under this Agreement does not apply to any Inventions to which all of the following are applicable: (a) no equipment, supplies, facility, or trade secret information of Company were used; (b) the invention or idea does not relate to the business of Company; (c) the invention or idea does not relate to Company’s actual or demonstrably anticipated research or development; (d) the invention or idea does not result from any work performed by Consultant for Company; and (e) no part of the Invention was developed during times Consultant was performing work for the Company. The Parties acknowledge that Inclusion of this provision shall not alter Consultant’s Independent Contractor status.

5.2 Prior Inventions. This Agreement shall not embrace or include any inventions owned or controlled by Consultant, either alone or in conjunction with others, prior to the time of engagement of Consultant by the Company, other than any inventions which were owned by or created for or on behalf of the Company, which Consultant acknowledges are owned by Company. Consultant has set forth on Exhibit ”1” attached hereto a complete list of all inventions, if any, patented or unpatented, copyrighted or not copyrighted, including numbers of all patents and patent applications filed thereon, and applications for copyright protection and registration filed thereon, and a brief description of all unpatented inventions which Consultant made prior to this Agreement and which are to be excluded from the scope of this Agreement. Any patentable improvements made on such listed inventions after the commencement of the engagement of Consultant by the Company shall be deemed Inventions within the scope of this Agreement. In the event Consultant does not list any such inventions on Exhibit ”B,” there shall conclusively be deemed to be no inventions to be excluded from the scope of this Agreement.

5.3 Time of Invention. For the purposes of this Agreement, an Invention is deemed to have been made during the term of Consultant’s engagement by the Company if the Invention was conceived or first actually reduced to practice during the term of such engagement.

5.4 Grant of License. If any part of the services provided under this Agreement or Inventions are based on, incorporate, or are an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the services performed under this Agreement, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6. Confidential Information. Consultant acknowledges and agrees that in relation to the services being provided under this Agreement, Consultant may be given access to confidential or proprietary documents, materials or information regarding the Company’s products, research, business affairs, and personnel matters, which Consultant acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Such information, documents and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, marketing and sales programs, financial projections, cost summaries, pricing formulas and all concepts or ideas, materials or information related to the products, research, business or sales of the Company or the Company’s customers or business partners, as well as the Company’s personnel matters, which has not previously been released to the public at large by an authorized representative of the Company. Consultant represents that she will hold all such information confidential and that she will not use such confidential or proprietary information and/or documents for any purpose other than to perform services under this Agreement for the benefit of the Company. Consultant understands that this obligation of confidentiality continues even after the expiration or termination of this Agreement.

6.1 Third Party Confidential Information. Consultant warrants that Consultant’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior to Consultant’s rendering services to Company. Consultant agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any of Consultant’s customers or previous employers. Consultant warrants that Consultant is not a party to any other written or oral agreement that will interfere with Consultant’s full compliance with this Agreement. Consultant further agrees not to enter into any written or oral agreement in conflict with the provisions of this Agreement.

6.2 Ownership and Return of Company Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, software and other property furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in Company Property. At the expiration or termination of this Agreement, or at Company’s request, and no later than five (5) days thereafter, or upon Company’s request at any time, Consultant shall destroy or deliver to Company, at Company’s option: (a) all Company Property; (b) all tangible media of expression in Consultant’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant’s compliance with Consultant’s obligations under this subparagraph.

6.3 Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

7. No Conflict of Interest. During the term of this Agreement, Consultant will not undertake any obligation inconsistent with the terms under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement. This paragraph does not prevent Consultant from performing the same or similar services for clients other than Company so long as such services do not directly or indirectly conflict with Consultant’s obligations under this Agreement.

8. Termination. Company or Consultant may terminate this Agreement at any time by providing written notice of same.

9. General Provisions.

9.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant may not assign his rights, subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent. This shall not, however, prevent Consultant from employing employees to assist in Consultant’s rendering of services to Company under Consultant’s supervision, as deemed necessary by Consultant.

9.2 Consultant Indemnification. Consultant shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Consultant’s services rendered hereunder. Further, Consultant shall indemnify and hold Company harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Consultant’s employees, if any, Consultant’s customers and previous employers, Company’s customers and employees, and damages or destruction to property, including, but not limited to, property of Company, resulting, in any manner, from Consultant’s performance of services hereunder.

9.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

9.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

9.5 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.6 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company. The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the Parties in writing.

9.7 Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value. Consultant’s breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law. Accordingly, in the event of such breach, the Parties agree that Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Company.

9.9 Counterparts. This Agreement may be executed in counterparts and shall be binding on all Parties when each has signed either an original or copy of this Agreement.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATES INDICATED BELOW.

Dated:
Steve Conboy

ECO BUILDING PRODUCTS, INC.

By:	Dated:
Tom Comery
Board of Directors, Board Member

EXHIBIT 1

Excluded Innovations

Title	Date	Identifying Number Or Brief Description
1.	1.	1.
2.	2.	2.
3.	3.	3.
4.	4.	4.
5.	5.	5.